CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China Infrastructure Construction Corporation

We hereby consent to the use of our report dated August 30, 2010, with respect to the consolidated balance sheets of China Infrastructure Construction Corporation as of May 31, 2010 and 2009, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity and cash flows for the years ended May 31, 2010 and 2009, incorporated by reference in Form S-8 to be filed on or about July 20, 2011.  We also consent to the use of our name and the reference to us in the Experts section of the Form S-8.

CHILD, VAN WAGONER & BRADSHAW, PLLC
Salt Lake City, Utah
July 20, 2011